As of December 31, 2012, the following persons or entities now own more than 25% of a funds voting security.

Person/Entity

ACCESS VP HIGH YIELD
NATIONWIDE LIFE INSURANCE COMPANY 55.40%


As of December 31, 2012, the following
persons or entities no longer own
more than 25% of a funds voting security.

ACCESS VP HIGH YIELD
AMERICAN SKANDIA LIFE ASSURANCE CORP. 24.18%